Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Stockholders and Board of Directors
Diamond Management & Technology Consultants, Inc.:
We consent to incorporation by reference in the registration statements (Nos. 333-31965, 333-88155, 333-92213, 333-50834, 333-47830, 333-64276, 333-71208, 333-64278 and 333-67899) on Form S-8 of Diamond Management & Technology Consultants, Inc. of our reports dated June 8, 2007, with respect to the consolidated balance sheets of Diamond Management & Technology Consultants, Inc. as of March 31, 2006 and 2007, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2007, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the annual report on Form 10-K of Diamond Management & Technology Consultants, Inc. for the fiscal year ended March 31, 2007.
Our report dated June 8, 2007, on the consolidated financial statements, refers to the change in the method of accounting for stock-based compensation effective April 1, 2005.
(signed) KPMG LLP
Chicago, Illinois
June 8, 2007